Exhibit 5.1

Fort Lauderdale	One Southeast Third Avenue
Jacksonville	28th Floor
Miami	Miami, Florida 33131-1714
New York
Orlando	www.akerman.com
Tallahassee
Tampa	305 374 5600 tel 305 374 5095 fax
Washington, DC
West Palm Beach
August 23, 2006
MBF Healthcare Acquisition Corp.
121 Alhambra Plaza, Suite 1100
Coral Gables, Florida 33134
     Ladies and Gentlemen:
     MBF Healthcare Acquisition Corp., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, Registration No. 333-135610 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the offer and sale by the Company of: (i) 18,750,000 units (the “Units”), with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant (the “Warrants”), each Warrant entitling the holder thereof to purchase one share of Common Stock, to be sold to the public through Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Joseph & Co., Inc., as the underwriters (the “Underwriters”), (ii) 2,812,500 additional Units (the “Over-Allotment Units”), which the Underwriters will have a right to purchase from the Company solely to cover over-allotments, if any (over and above the 18,750,000 Units referred to above), (iii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units, and (iv) all shares of Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Units. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.
     In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws; (2) all resolutions adopted by the Company’s Board of Directors; (3) the Registration Statement and exhibits thereto, including the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), in the form filed as Exhibit 4.4 to the Registration Statement, the Warrants, in the form filed as Exhibit 4.3 to the Registration Statement; and (4) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein.
     In making the foregoing examinations we have assumed, without investigation, (1) the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof and (2) the Warrant Agreement is a legal and binding obligation of the Warrant Agent. As to various questions of fact material to the opinions expressed below, we have relied solely on the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

     Based upon the foregoing, we are of the opinion that:
     (1) The Units, the Over-Allotment Units and the Common Stock included in the Units and the Over-Allotment Units, have been duly authorized by the Company and, when issued and sold by the Company in the manner contemplated by the Registration Statement and related prospectus, will be duly authorized, validly issued, fully paid and non-assessable.
     (2) The Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants, the Warrant Agreement and the Registration Statement and related prospectus, will be duly authorized, validly issued, fully paid and non-assessable.
     (3) Each Warrant included in the Units and the Over-Allotment Units, when issued and sold by the Company in the manner contemplated by the Registration Statement and related prospectus, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.
     We are opining solely on all applicable statutory provisions of the Delaware General Corporation Law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and reported judicial opinions interpreting same, and, as to the Warrants constituting valid and legally binding obligations of the Company, solely with respect to the laws of the State of New York.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Akerman Senterfitt
AKERMAN SENTERFITT